Exhibit 99.1

JUNO THERAPEUTICS ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING, INCLUDING FULL EXERCISE OF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

Seattle (Dec. 23, 2014) – Juno Therapeutics, Inc. (NASDAQ: JUNO) today announced the closing of its initial public offering of 12.7 million shares of common stock at a price to the public of $24.00 per share, which includes the exercise in full by the underwriters of the offering of their option to purchase 1.7 million shares.

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, and Goldman, Sachs & Co. are acting as lead book-running managers for the offering. Leerink Partners LLC is acting as a co-manager.

Copies of the final prospectus relating to this offering may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; and Goldman, Sachs & Co. by mail at 200 West Street, New York, New York 10282, Attention: Prospectus Department, by calling toll-free (866) 471-2526, or by e-mailing prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission on December 18, 2014. Copies of the registration statement, as amended, can be accessed through the SEC’s website at www.sec.gov.This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Juno

Juno Therapeutics, Inc. is a biopharmaceutical company developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer cells.

Investor Relations Contact:

David Walsey, W2O Group

dwalsey@w2ogroup.com, 858-617-0772

Media Contact:

Andreas Marathovouniotis, W2O Group

amarathis@w2ogroup.com, 212-301-7174